December 19, 2014

Digital Caddies, Inc.

15210 N Scottsdale Rd., Suite 280

Scottsdale, AZ 85254

Re:      Registration Statement on Form S-1 for Digital Caddies, Inc.

Ladies and Gentlemen:

We have acted as counsel to Digital Caddies, Inc. (the “Company”), a corporation incorporated under the laws of the State of Oklahoma, in connection with the filing, on or about the date of this letter, of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) of 55,973,868 shares of the Company’s common stock (collectively, the “Registered Shares”), consisting of:

  10,000,000 common units offered for sale by the Company, comprising of 20,000,000 shares of common stock and 10,000,000 warrants that are each immediately exercisable upon issuance to purchase one (1) share of common stock at an exercise price of $0.40 with an expiry date of five (5) years after the date of issuance, which shall be legally issued, fully paid and non-assessable when sold;
  22,317,363 issued and outstanding shares of common stock for resale by certain selling shareholders named in the Registration Statement, which were legally issued, fully paid and non-assessable when sold; and
  23,656,505 shares of common stock issuable upon the exercise of issued and outstanding warrants for resale by certain selling shareholders named in the Registration Statement, which were legally issued, fully paid and non-assessable when sold.

We have examined the originals or certified copies of such corporate records of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies or as facsimiles of copies or originals, which assumptions we have not independently verified.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the Registered Shares have been duly authorized and when issued and paid for as described in the Registration Statement, will be, validly issued, fully paid and non-assessable.

We have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to an Oklahoma corporation. This opinion letter is opining upon and is limited to the current federal laws of the United States and, as set forth above, Oklahoma law, including the statutory provisions, all applicable provisions of the Oklahoma Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist.  We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.  We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not represent that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Zouvas Law Group, P.C.

Zouvas Law Group, P.C.